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EXHIBIT 17.1

RESIGNATION


I, Carol Jean Gehlke, hereby resign as Secretary, Treasurer and a director of B Y & C Management, Inc., a Florida corporation, effective immediately this 8th day of January 2002.

___________________________
Carol Jean Gehlke